NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS THIRD QUARTER RESULTS

  DILUTED EARNINGS PER SHARE INCREASED 23%
  COMPANY-OWNED RUBY TUESDAY SAME-STORE SALES INCREASED 4.1%
  DOMESTIC FRANCHISE SAME-STORE SALES INCREASED 6.8%

MARYVILLE, TN – April 6, 2004 – Ruby Tuesday, Inc. today reported results for its third quarter of fiscal 2004, which ended March 2, 2004. For the quarter, diluted earnings per share increased 23.1% to $0.48, while net income increased 27.6% to $32.4 million. Total operating revenues increased 16.4% to $271.0 million, and pre-tax profit margin increased 190 basis points to 18.6%. Same-store sales at Company-owned Ruby Tuesday restaurants increased 4.1%, while same-store sales at domestic franchise restaurants (including restaurants owned by businesses in which the Company holds an equity interest as well as restaurants owned by traditional franchisees) increased 6.8% during the quarter.

Highlights for the third quarter, compared with the same period of the prior year, are shown below:

	3Q fiscal 2004	3Q fiscal 2003
Diluted earnings per share	$ 0.48	$ 0.39
Company-owned same-store sales change	4.1%	(0.4%)
Company-owned average unit volume increase	4.8%	(0.8%)
Total operating revenues	$ 270,965,000	$ 232,856,000
Pre-tax margins	18.6%	16.7%

“To-go” sales accounted for 6.0% of the Company’s sales at its Company-owned freestanding restaurants during the Company’s February period. The “curb-side to-goSM” program has been in place at both Company-owned and franchise restaurants since the Company’s second fiscal quarter of this year.

Phase one of the “Ruby Tuesday Smart EatingSM” initiative rolled out in November, 2003 and has been very well received by the Company’s guests based on research performed. As previously announced, phase two of Smart Eating, which is scheduled to be rolled out in late April, will include nutritional information, such as calories, fat grams, net carbohydrate grams and fiber grams for all menu items. The Company is taking an industry-leading role in this area and plans to leverage this leadership position going forward.

Sandy Beall, the Company’s Chairman and Chief Executive Officer, commented, “We are excited about our recent performance and very excited about our plans going forward. We have received increasingly positive feedback on our Smart Eating menu – both phase one, which rolled out in the fall, as well as phase two, which has been in test since late February. In addition to focusing on setting ourselves apart from the competition in terms of service, standards, people and facilities, we believe that by providing unparalleled nutritional information, our Smart Eating initiative creates a tremendous opportunity for the Ruby Tuesday brand. It is clear Americans want to know more about what they are eating, and we are going to provide that information so they can make more informed choices. We believe providing information on items such as calories, fat, carbohydrates, and fiber in a clear and concise manner on our menus will be another step towards distinguishing Ruby Tuesday from our competition. Our customers have told us they want this information, and we intend to provide it to them.”

Fiscal 2004 Guidance

For the fourth quarter of fiscal 2004, the Company’s goal for diluted earnings per share growth is 17-18% based on the Company’s projected same-store sales growth of 2.4% at Company-owned Ruby Tuesday restaurants. The Company’s goal for fiscal 2004 diluted earnings per share growth is approximately 20%, based on same-store sales growth of approximately 2.5% at Company-owned Ruby Tuesday restaurants for the year.

Fiscal 2005 Guidance

For fiscal 2005, the Company’s goal for diluted earnings per share growth is 15.0-18.0%. This is based on the same-store sales growth of 2.0-3.0% at Company-owned and domestic franchise Ruby Tuesday restaurants. The Company anticipates 50-55 Company-owned restaurant openings during fiscal 2005, and anticipates its franchisees will open approximately 40 Ruby Tuesday restaurants during the same period. Additionally, the Company anticipates reinstating share repurchases as a means of returning excess capital to its shareholders. Five million shares remain authorized for share repurchase under the existing Board approved program.

Additional Third Quarter Highlights:

  Diluted earnings per share increased 23.1% to $0.48 from $0.39.
  Net income increased 27.6% to $32,405,000 from $25,392,000.
  Sales at franchise (including franchise partnership and traditional franchise) Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $122,735,000 and $100,202,000 for the third quarter of fiscal 2004 and fiscal 2003, respectively.
  Nine Company-owned Ruby Tuesday restaurants were opened and one was closed due to normal lease expiration.
  Ten franchise restaurants were opened and two were closed (one due to lease expiration).

Year-to-Date Highlights:

  Diluted earnings per share increased 21.6% to $1.18 from $0.97.
  Net income increased 25.0% to $78,960,000 from $63,166,000.
  Sales at franchise (including franchise partnership and traditional franchise) Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $329,687,000 and $285,536,000 for the third quarter year-to-date of fiscal 2004 and fiscal 2003, respectively.
  The Company exercised its right to acquire an additional 49% interest in four of the franchisees during the year. As of March 2, 2004, the Company held a 50% interest in thirteen franchisees collectively operating 134 Ruby Tuesday restaurants.

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 39 states, the District of Columbia, Puerto Rico, Hawaii and 13 foreign countries. As of March 2, 2004, the Company owned and operated 474 Ruby Tuesday restaurants, while domestic and international franchisees operated 210 and 34 locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

The call will be archived on both sites through the close of business on April 14, 2004.

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.